UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INDEPENDENT BANK CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     VIA E-MAIL: brian.busch@fmr.com VIA FACSIMILE: 617-563-1461

April 12, 2005

Eric D. Roiter, Esq.
Fidelity Investments

     RE: Independent Bank Corp. 2005 Employee Stock Plan (the “Plan”)

Dear Mr. Roiter:

     As per my recent conversation with your colleague, Brian Busch, I write to confirm that the management of Independent Bank Corp. will recommend to our Board at its next regularly scheduled meeting that the above-referenced Plan, the current version which is attached to our Proxy Statement, be amended to clarify our intent as follows:

1.	That section 23 of the Plan, entitled “Cancellation and New Grant of Options”, be amended to explicitly render it subject to the Section 14(c) prohibition against repricing.

2.	That Section 21 of the Plan, entitled “Amendment of the Plan”, be amended to include a provision which states that the Board may not materially alter the Plan without shareholder approval, including alterations that would increase the benefits accrued to participants under the Plan, increase the number of securities which may be issued under the Plan, modify the requirements for participation under the Plan, or that would allow the Board to lapse or waive restrictions at its discretion.

Management will recommend to the Board that these changes be made to the Plan, and become immediately effective, upon shareholder approval of the Plan at the upcoming Annual Meeting of Shareholders.

Yours truly,

Edward H. Seksay
General Counsel

cc:	Christopher Oddleifson, President and Chief Executive Officer Denis Sheahan, Chief Financial Officer Frederick Callori, Esquire Christopher G. Dowd, Georgeson Shareholder Communications